OPTION AMENDING AGREEMENT
(Swordfish Property)

THIS AGREEMENT is dated for reference January 7, 2005.

BETWEEN:

GOLDEN SANDS EXPLORATION INC., a corporation duly incorporated pursuant to the laws of British Columbia and having an office at 210-5511 West Boulevard, Vancouver, British Columbia V6M 3W6
(the “Optionor”)

AND:

AHL HOLDINGS LTD., a corporation duly incorporated pursuant to the laws of Nevada and having an office at 210-5511 West Boulevard, Vancouver, British Columbia V6M 3W6
(the “Optionor Sub”)

AND:

EVOLVING GOLD CORPORATON, a corporation duly incorporated pursuant to the laws of British Columbia and having an office at Suite 1200, 1188 West Georgia Street, Vancouver, British Columbia V6E 4A2
(the "Optionee”)

WHEREAS:

A.                             The parties to this Amending Agreement entered into an option and royalty agreement dated December 3, 2004 (the "Option Agreement");

B.                             The Optionee failed to complete three of its undertakings set out in Section 3 of the Option Agreement within the specified time and has requested an extension of a further two additional undertakings originally due to be completed January 31, 2005; and

C.                             As the Optionor and the Optionor Sub wish to keep the Option Agreement in good standing, the parties wish to amend the Option Agreement.

                                NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the payment of $1.00 by each party to the other party the receipt and sufficiency of which is hereby expressly acknowledged) the parties hereto agree as follows:

1.            The Option Agreement is amended as follows:

(a)	in subsection 3.1(a) by striking out “within five business days of the date of this Agreement” and substituting “by January 7, 2005”;

(b)	in subsection 3.1(b) by striking out “December 15, 2004” and substituting “by January 7, 2005”.

(c)	in subsection 3.1(c) by striking out “December 15, 2004” and substituting “by January 7, 2005”.

(d)	In subsection 3.1(d) by striking out “January 31, 2005” and substituting “by February 25, 2005”.

(e)	In subsection 3.1(e) by striking out “January 31, 2005” and substituting “by February 25, 2005”.

2.             In consideration for the extensions granted under this Amending Agreement, the Optionee hereby covenants to forthwith cause the filing of an application under Rule 15c2-11 of the United States Securities Exchange Act of 1934 and then cause the filing to be accepted by the National Association of Securities Dealers as soon as possible and then immediately thereafter cause the commencement of trading of the shares of the Optionee on the United States Bulletin Board.

3.             The Option Agreement as amended by this Amending Agreement is the entire agreement between the parties and supersedes and replaces all other former agreements and understandings, whether oral or in writing.

4.            This Agreement will be construed in accordance with and governed by the laws in force in British Columbia.

5.            This Amending Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of each of the parties hereto.

6.            Notwithstanding the date of execution hereof, this Agreement shall be deemed to be effective from the date as first written above.

7.            This Agreement may be signed in counterpart and by fax.

               IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first above written.

GOLDEN SANDS EXPLORATION	)
INC.	)
)
Per:	)
)
Alexander Harry Lenec, President	)

AHL HOLDINGS LTD.	)
)
)
Per:	)
)
Alexander Harry Lenec, President	)

EVOLVING GOLD CORORATION	)
)
)
Per:	)
)
Lawrence Dick, President and CEO	)